EXHIBIT 4.1

                               [iEXALT LETTERHEAD]

                               September 25, 2000

Consulting & Strategy International LLC
Attention: Frank Fisher
5433 Westheimer, Suite 500
Houston, Texas 77056

      Re: Letter Agreement / Consideration for Additional Consulting Services

Dear Sirs:

      This letter documents the verbal agreement that we have negotiated. From the period of August 1, 2000 to present, Consulting & Strategy International LLC ("CSI") has provided significant services to iExalt, Inc. (the "Company") related to the reorganization and corporate restructuring of the Company's management team and guidance related to the Company's growth by acquisition strategy. The time, attention and consulting services devoted by CSI and your assistance in the streamlining of our operations for future growth initiatives went beyond those services contemplated in our consulting agreement of September 1, 1999 ("Consulting Agreement").

      As such, our Board of Directors has approved the grant of a currently exercisable one year option (from the date hereof) to purchase 600,000 shares of the Company's common stock, par value $.001 per share, at an exercise price of $.02 per share ("Option") as consideration for your services in addition to the fees due under the Consulting Agreement. Pursuant to our negotiations, the Company has agreed, on a best efforts basis, to seek registration of the shares underlying the Option using a registration on Form S-8.

      Pursuant to this letter agreement, the Option shall be granted equally in the names of the principals of Consulting & Strategy International: Franklin C. Fisher, Jr. and Steve Tebo (the "Optionees"). The Optionees shall notify the Company by written notice, substantially in the form of the Option Exercise Form annexed hereto, as to the number of shares of Common Stock which the Optionee desires to purchase under this Option, which written notice shall be accompanied by the Optionee's check payable to the order of the Company for the full option price.

      Please signify your agreement to this fee structure by signing below and fax and mail such executed letter to the Company at the address noted above. Thank you again for your efforts and we look forward to a continued relationship.

                                    Very truly yours,

                                   /S/ DONALD W. SAPAUGH
                                       -----------------------------------------
                                       Donald W. Sapaugh, CEO

ACCEPTED AND AGREED TO:

CONSULTING & STRATEGY INTERNATIONAL, LLC

By: /s/ STEVE TEBO
        ----------
Title:  President

                              OPTION EXERCISE FORM

iEXALT, INC.
Attention: Donald W. Sapaugh
4301 Windfern
Houston, Texas 77041


      The undersigned hereby exercises the right to purchase _______ shares of the Company's Stock pursuant to and in accordance with the terms and conditions of the Letter Agreement dated September 25, 2000, and herewith makes payment of

$ _________ , and requests that a certificate for such shares be issued in the name of the undersigned and be delivered to the undersigned at the address stated below.

Date:    ____________________________

Address: ____________________________

         ____________________________

         ____________________________


                                          ___________________________
                                          Name: